NEWS RELEASE
             from             LACLEDE STEEL COMPANY
                                       One Metropolitan Square
                           [LOGO]      St. Louis, MO 63102-2738
                                       Telephone: (314) 425-1505

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FOR RELEASE:            July 30, 1998

CONTACT:                Thomas E. Brew, Jr.             Michael H. Lane
                        President and           or      Vice President-Finance
                        Chief Executive Officer         (314) 425-1505
                        (314) 425-1460

     ST. LOUIS, MISSOURI . . . Laclede Steel Company announced today that it expects to report significant operating losses and unusual charges in the second quarter of 1998.

     Because of the magnitude of these losses, the Company today decided to record a non-cash valuation allowance in excess of $45.0 million with respect to deferred tax assets carried on the balance sheet at March 31, 1998.

     Because of the first half operating losses, the Company does not expect to have operating profits for the year. In addition, as a result of the recording of the non-cash valuation allowance and other unusual charges, the Company will have a negative net worth in excess of $60.0 million.

     A decrease in contribution from the tubular products line is the single most important factor in the negative operating results for the second quarter. A decline in average selling prices for tubular products, as well as production inefficiencies partially related to an inventory reduction program, adversely affected performance.

     Also a decision was made to increase maintenance expenditures above normal levels at the Alton Plant in an effort to improve equipment reliability on an ongoing basis. These unbudgeted maintenance expenditures have been charged to operating expenses in the second quarter.

     In addition to the deferred tax adjustment, the Company expects to record unusual charges related to a planned restructuring program. As a first step the Company plans to shut down its Memphis, Tennessee Wire Mill by the middle of August. Management is in the process of soliciting buyers for the Memphis Plant and Equipment. Additional details on the restructuring program will be announced at a later date.

     In addition, Joseph Alvarado, Robert A. Garvey and William R. Lucas, Jr., officers of Birmingham Steel Corporation, have announced their resignation from the Board effective today. Messrs. Alvarado, Garvey and Lucas informed the Board that they are doing so in order to permit the Company to independently engage in its restructuring plans free of any potential conflict of interest.

Cautionary   Statement.   Matters   discussed   in  this   letter   may  be
forward-looking statements that are based on estimates, projections, beliefs and assumptions or the Company's expectations concerning future events. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward- looking statement, including, without limitation, the following: decline in sales prices for steel prices; increases in the costs of ferrous scrap; increases in other materials and costs of production; increases in financing costs; future borrowing capacity; labor relations, and increased domestic or foreign steel competition.

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